Exhibit 99.1

NEWS RELEASE

Enbridge Appoints New Director to its Board

CALGARY, Alberta, February 14, 2020 – Enbridge Inc. (TSX:ENB) (NYSE:ENB) is pleased to announce that its Board of Directors has appointed Gregory J. Goff as a director of Enbridge.

Mr. Goff has more than 30 years of energy industry experience, most recently as Executive Vice Chairman of Marathon Petroleum Corporation. Prior thereto, he was President and Chief Executive Officer of Andeavor until October 2018. Mr. Goff is currently a director of PolyOne Corporation.

“On behalf of the Board of Directors of Enbridge, we are very pleased to welcome Greg to the Enbridge Board. His extensive industry experience will be a strong addition to our Board”, stated Greg Ebel, the Chairman of the Board of Directors of Enbridge.

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

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Tracie Kenyon

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Jonathan Morgan

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Email: investor.relations@enbridge.com